EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Jennifer Kosharek	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Corporation Ceases All Operations;

Files Voluntary Chapter 7 Petition

CARROLLTON, Texas – September 30, 2015 -- Interphase Corporation (NASDAQ: INPH) (the “Company” or “Interphase”), a diversified information and communications technology company, today announced it has ceased operations and commenced bankruptcy proceedings (the “Chapter 7 Case”) by filing a voluntary petition for relief under provisions of Chapter 7 of Title 11 of the United States Bankruptcy Code to initiate an orderly liquidation of the assets of the Company.

The Chapter 7 Case was filed in the United States Bankruptcy Court for the Eastern District of Texas, Sherman Division (the “Bankruptcy Court”). As a result of the filing, a Chapter 7 trustee will be appointed in the Chapter 7 Case and the assets of the Company will be liquidated in accordance with the bankruptcy code. Additional information on the process can be obtained through the Bankruptcy Court.

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation. Company products and services include embedded computing solutions and a line of embedded computer vision products. Embedded solutions encompass communications networking products for connectivity, interworking, packet processing and a variety of Cellular, GPS and Wi-Fi solutions. Clients for this product line include Alcatel-Lucent, Flex, GENBAND, Hewlett Packard Enterprise, Samsung and Sanmina. The penveu® product line, from the embedded computer vision line of business, addresses both the education and enterprise markets. penveu is a handheld device that adds interactivity to projectors and large screen displays, turning flat surfaces into an interactive display. Founded in 1974, the Company is located in Carrollton, Texas, with sales offices in the United States and Europe. For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) the extent of market acceptance of penveu, the results of the pending tax audit in France, effects of the ongoing issues in global credit and financial markets and adverse global economic conditions, our reliance on a limited number of customers, the lack of spending improvements in the communications networking and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.